Contact:
Jon Mills – Director, External Communications
317-658-4540
jon.mills@cummins.com

October 13, 2020

For Immediate Release

Cummins Elects Kim Nelson to its Board of Directors
COLUMBUS, INDIANA – Cummins Inc. (NYSE: CMI) announced today that it has appointed Kimberly “Kim” A. Nelson, former Senior Vice President, External Relations of General Mills, Inc., to its Board of Directors effective October 13, 2020.

“We are pleased to welcome Kim to the Cummins Board of Directors. Her wealth of knowledge and extensive operating and corporate experience will be invaluable as we navigate industry disruptions and deliver the innovation our customers need,” said Tom Linebarger, Chairman and CEO, Cummins Inc. “With her leadership experience and perspectives gained from many years in business, Nelson will expand the range of expertise and experience among our board members, and we are confident she will assist in positioning the company for long-term growth and continued profitability for our shareholders.”

Nelson brings significant experience in key priority areas for Cummins, including environmental, social and corporate governance to her work as a board member. In her former role as Senior Vice President, External Relations at General Mills, Nelson executed a global corporate re-branding, managed crisis communications, developed and executed an integrated, high impact sustainability strategy and advanced the company’s global influence with key external stakeholder relations.

Nelson worked for General Mills Inc. for nearly 30 years. During her career, she held several senior brand and general management roles, including serving as President of the $1.2B Snack Food Division where she led the fastest growing U.S. operating division in General Mills, generating +10% annual sales growth. In previous roles, she drove overall strategy development, business planning, advertising, sales & promotions development and new product initiatives. Nelson retired from General Mills Inc. in 2018.

In 2019, Nelson joined the Board for Tate & Lyle PLC, a UK based food and beverage ingredient supplier as a non-executive director and a member of the Audit and Nominations Committees.

Nelson attended Georgetown University and graduated with a Bachelor of Science in International Relations. In 1988, she earned an MBA in Marketing from Columbia University.

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company’s products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 61,600 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $2.3 billion on sales of $23.6 billion in 2019. See how Cummins is powering a world that’s always on by accessing news releases and more information at https://www.cummins.com/always-on.